Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR FISCAL 2016 RESULTS

Vancouver, British Columbia - March 29, 2017 - lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the fourth quarter and fiscal year ended January 29, 2017.
For the fourth quarter ended January 29, 2017:

•	Net revenue increased 12% to $789.9 million from $704.3 million in the fourth quarter of fiscal 2015. On a constant dollar basis, net revenue increased 12%.

•	Total comparable sales, which includes comparable store sales and direct to consumer, increased 8%, or by 7% on a constant dollar basis.

•	Comparable store sales increased 6%, or by 6% on a constant dollar basis.

•	Direct to consumer net revenue increased 12% to $164.3 million, or by 12% on a constant dollar basis.

•	Gross profit increased 21% to $427.9 million, and as a percentage of net revenue was 54.2% compared to 50.3% in the fourth quarter of fiscal 2015.

•	Income from operations increased 18% to $196.6 million, and as a percentage of net revenue was 24.9% compared to 23.6% in the fourth quarter of fiscal 2015.

•
Income tax expense increased to $61.4 million from $49.8 million in the fourth quarter of fiscal 2015, and the effective tax rate was 31.1% compared to 29.8% in the fourth quarter of fiscal 2015. Excluding certain tax and related interest adjustments, the effective tax rate was 30.6% compared to 29.6% in the fourth quarter of fiscal 2015.

•
Diluted earnings per share were $0.99 compared to $0.85 in the fourth quarter of fiscal 2015. Excluding certain tax and related interest adjustments, diluted earnings per share were $1.00 compared to $0.85 for the fourth quarter of fiscal 2015.

For the fiscal year ended January 29, 2017:

•	Net revenue increased 14% to $2.3 billion from $2.1 billion in fiscal 2015. On a constant dollar basis, net revenue increased 14%.

•	Total comparable sales increased 6%, or by 7% on a constant dollar basis.

•	Comparable store sales increased 4%, or by 5% on a constant dollar basis. Company-operated stores which have been open for at least one year averaged sales of $1,521 per square foot.

•	Direct to consumer net revenue increased 13% to $453.3 million, or 13% on a constant dollar basis.

•	Gross profit increased 20% to $1.2 billion, and as a percentage of net revenue was 51.2% compared to 48.4% in fiscal 2015.

•	Income from operations increased 14% to $421.2 million, and as a percentage of net revenue, was 18.0% compared to 17.9% in fiscal 2015.

•
Income tax expense increased to $119.3 million from $102.4 million in fiscal 2015, and the effective tax rate was 28.2% compared to 27.8% for fiscal 2015. Excluding certain tax and related interest adjustments, the effective tax rate was 30.7% compared to 29.5% for fiscal 2015.

•	Diluted earnings per share were $2.21 compared to $1.89 in fiscal 2015. Excluding certain tax and related interest adjustments, diluted earnings per share were $2.14 compared to $1.86 in fiscal 2015.
The Company ended fiscal 2016 with $734.8 million in cash and cash equivalents compared to $501.5 million at the end of fiscal 2015. Inventories at the end of fiscal 2016 increased by 5% to $298.4 million compared to $284.0 million at the end of fiscal 2015. The Company ended the year with 406 stores.

Laurent Potdevin, CEO, lululemon, commented: "2016 marks a milestone year where our successful execution against long-term strategies returned the company to positive operating income growth for the first time in three years. These results reflect our strong brand and solid foundation now in place to drive our future performance."
Mr. Potdevin added: "Although we’ve had a slow start to 2017, our teams are passionately committed to delivering on our robust plans across product innovation, digital, North America and international as we realize our ambitious vision for the future."
Fiscal 2017 Outlook
For the first quarter of fiscal 2017, we expect net revenue to be in the range of $510 million to $515 million based on a total comparable sales decrease in the low-single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $0.25 to $0.27 for the quarter. This guidance assumes 137.3 million diluted weighted-average shares outstanding and a 31.2% tax rate. The guidance does not reflect potential future repurchases of the Company's shares.
For the full fiscal 2017, we expect net revenue to be in the range of $2.550 billion to $2.600 billion based on a total comparable sales increase in the low-single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $2.26 to $2.36 for the full year. This guidance assumes 137.5 million diluted weighted-average shares outstanding and a 31.2% tax rate. The guidance does not reflect potential future repurchases of the Company's shares.
Conference Call Information
A conference call to discuss fiscal 2016 results is scheduled for today, March 29, 2017, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: http://investor.lululemon.com/events.cfm. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, with products that create transformational experiences for people to live happy, healthy, fun lives. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measures
Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue, and the effective tax rate and diluted earnings per share excluding certain tax and related interest adjustments, are not United States generally accepted accounting principle ("GAAP") financial measures.
A constant dollar basis assumes the average foreign exchange rates for the period remained constant with the average foreign exchange rates for the same period of the prior year. We provide constant dollar changes in net revenue, total comparable sales, comparable store sales, and changes in direct to consumer net revenue because we use these measures to understand the underlying growth rate of net revenue excluding the impact of changes in foreign exchange rates. We believe that disclosing these measures on a constant dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
We disclose the effective tax rate and diluted earnings per share excluding certain tax and related interest adjustments because of their comparability to our historical information, which we believe is useful to investors.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations and our prospects and strategies for future growth. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our ability to maintain the value and reputation of our brand, including any negative publicity regarding our products or the production methods of our suppliers or manufacturers; the acceptability of our products to our guests, including receiving products that comply with our technical specifications and quality standards; our highly competitive market and increasing competition; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; an economic downturn or economic uncertainty in our key markets; increasing product costs and decreasing selling prices; our ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our ability to accurately forecast customer demand for our products; our ability to safeguard against security breaches with respect to our information technology systems; any material disruption of our information systems; the fluctuating costs of raw materials; our ability to expand internationally in light of our limited operating experience and limited brand recognition in new international markets; our ability to deliver our products to the market and to meet customer expectations if we have problems with our distribution system; imitation by our competitors; our ability to protect our intellectual property rights; changes in tax laws or unanticipated tax liabilities, capital or financing needs in the United States, or our intentions with respect to the reinvestment of foreign earnings; our ability to manage our growth and the increased complexity of our business effectively; our ability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in South and South East Asia; our ability to successfully open new store locations in a timely manner; our ability to source our merchandise profitably or at all; our ability to comply with trade and other regulations; the continued service of our senior management; seasonality; fluctuations in foreign currency exchange rates; the operations of many of our suppliers are subject to international and other risks; our exposure to various types of litigation; actions of activist stockholders; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
Joseph Teklits/Caitlin Morahan
ICR, Inc.
203-682-8200
Media Contact:
Alecia Pulman
ICR, Inc.
203-682-8224

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Thirteen Weeks Ended January 29, 2017	Thirteen Weeks Ended January 31, 2016	Fifty-Two Weeks Ended January 29, 2017	Fifty-Two Weeks Ended January 31, 2016
Net revenue	$789,940	$704,276	$2,344,392	$2,060,523
Costs of goods sold	362,041	349,809	1,144,775	1,063,357
Gross profit	427,899	354,467	1,199,617	997,166
As a percent of net revenue	54.2%	50.3%	51.2%	48.4%
Selling, general and administrative expenses	231,270	188,184	778,465	628,090
As a percent of net revenue	29.3%	26.7%	33.2%	30.5%
Income from operations	196,629	166,283	421,152	369,076
As a percent of net revenue	24.9%	23.6%	18.0%	17.9%
Other income (expense), net	857	938	1,577	(581)
Income before income tax expense	197,486	167,221	422,729	368,495
Income tax expense	61,351	49,805	119,348	102,448
Net income	$136,135	$117,416	$303,381	$266,047

Basic earnings per share	$0.99	$0.85	$2.21	$1.90
Diluted earnings per share	$0.99	$0.85	$2.21	$1.89
Basic weighted-average shares outstanding	137,059	138,076	137,086	140,365
Diluted weighted-average shares outstanding	137,245	138,240	137,302	140,610

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	January 29, 2017	January 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$734,846	$501,482
Inventories	298,432	284,009
Prepaid and receivable income taxes	81,190	91,453
Other current assets	48,269	40,095
Total current assets	1,162,737	917,039
Property and equipment, net	423,499	349,605
Goodwill and intangible assets, net	24,557	24,777
Deferred income taxes and other non-current assets	46,748	22,656
Total assets	$1,657,541	$1,314,077
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$24,846	$10,381
Accrued inventory liabilities	8,601	25,451
Accrued compensation and related expenses	55,238	43,524
Income taxes payable	30,290	37,736
Unredeemed gift card liability	70,454	57,736
Other accrued liabilities	52,020	50,676
Total current liabilities	241,449	225,504
Deferred income tax liability	7,262	10,759
Other non-current liabilities	48,857	50,332
Stockholders' equity	1,359,973	1,027,482
Total liabilities and stockholders' equity	$1,657,541	$1,314,077

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Fifty-Two Weeks Ended January 29, 2017	Fifty-Two Weeks Ended January 31, 2016
Cash flows from operating activities
Net income	$303,381	$266,047
Items not affecting cash	81,135	92,436
Changes in operating assets and liabilities	603	(59,743)
Net cash provided by operating activities	385,119	298,740
Net cash used in investing activities	(149,511)	(143,487)
Net cash used in financing activities	(25,338)	(273,693)
Effect of exchange rate changes on cash	23,094	(44,557)
Increase (decrease) in cash and cash equivalents	233,364	(162,997)
Cash and cash equivalents, beginning of year	$501,482	$664,479
Cash and cash equivalents, end of year	$734,846	$501,482

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited

Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue
The below changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue show the net change for the fourth quarter of fiscal 2016 compared to the fourth quarter of fiscal 2015.

	Change in Net Revenue	Change in Total Comparable Sales[1,2]	Change in Comparable Store Sales[2]	Change in Direct to Consumer Net Revenue
Increase	12%	8%	6%	12%
Adjustments due to foreign exchange rate changes	—	(1)	—	—
Increase in constant dollars	12%	7%	6%	12%
The below changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue show the net change for fiscal 2016 compared to fiscal 2015.

	Change in Net Revenue	Change in Total Comparable Sales[1,2]	Change in Comparable Store Sales[2]	Change in Direct to Consumer Net Revenue
Increase	14%	6%	4%	13%
Adjustments due to foreign exchange rate changes	—	1	1	—
Increase in constant dollars	14%	7%	5%	13%
__________
1Total comparable sales includes comparable store sales and direct to consumer sales.
2Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 months, or open for at least 12 months after being significantly expanded.

Effective tax rate and diluted earnings per share, excluding tax and related interest adjustments

	Thirteen Weeks Ended January 29, 2017	Thirteen Weeks Ended January 31, 2016	Fifty-Two Weeks Ended January 29, 2017	Fifty-Two Weeks Ended January 31, 2016
Effective tax rate	31.1%	29.8%	28.2%	27.8%
Tax and related interest adjustments[1]	(0.5)	(0.2)	2.5	1.7
Effective tax rate, excluding tax and related interest adjustments	30.6%	29.6%	30.7%	29.5%

	Thirteen Weeks Ended January 29, 2017	Thirteen Weeks Ended January 31, 2016	Fifty-Two Weeks Ended January 29, 2017	Fifty-Two Weeks Ended January 31, 2016
Diluted earnings per share	$0.99	$0.85	$2.21	$1.89
Tax and related interest adjustments[1]	0.01	—	(0.07)	(0.03)
Diluted earnings per share, excluding tax and related interest adjustments	$1.00	$0.85	$2.14	$1.86

__________
1These adjustments relate to the Company's transfer pricing arrangements and taxes associated with the repatriation of foreign earnings. Please refer to Note 15 to the audited consolidated financial statements included in Item 8 of Part II of the Company's Report on Form 10-K to be filed with the SEC on or about March 29, 2017 for an explanation as to the nature of these items.

lululemon athletica inc.
Store Count and Square Footage1
Fifty-Two Weeks Ended January 29, 2017
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
1st Quarter	363	11	1	373
2nd Quarter	373	6	—	379
3rd Quarter	379	12	2	389
4th Quarter	389	17	—	406

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2]	Gross Square Feet Lost During the Quarter[3]	Total Gross Square Feet at the End of the Quarter
1st Quarter	1,071	26	2	1,095
2nd Quarter	1,095	22	—	1,117
3rd Quarter	1,117	32	5	1,144
4th Quarter	1,144	47	1	1,190
 __________
1Store count and square footage summary includes company-operated stores which are branded lululemon and ivivva.
2Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.